Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Pulmatrix, Inc. on Forms S-3 (File Nos. 333-203417 and 333-212546) and Forms S-8 (File Nos. 333-195737, 333-205752, 333-207002 and 333-212547) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 10, 2017, with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. as of December 31, 2016 and 2015 and for the years then ended, appearing in the Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 10, 2017